Exhibit 4.3

ENTERPRISE PRODUCTS OPERATING LLC,

AS ISSUER

ENTERPRISE PRODUCTS PARTNERS L.P.,

AS PARENT GUARANTOR

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS TRUSTEE

THIRTY-FIRST SUPPLEMENTAL INDENTURE

Dated as of February 15, 2018

to

Indenture dated as of October 4, 2004

5.375% Junior Subordinated Notes F due 2078

TABLE OF CONTENTS

		Page
Article I
DEFINITIONS

Section 1.01	Definition of Terms	2
Section 1.02	Rules of Construction	7

Article II
GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01	Designation and Principal Amount	7
Section 2.02	Maturity	7
Section 2.03	Form	8
Section 2.04	Registrar and Paying Agent	8
Section 2.05	Transfer and Exchange	8
Section 2.06	Interest Rates and Payment of Principal and Interest	8

Article III
REDEMPTION OF THE NOTES

Section 3.01	Optional Redemption	10

Article IV
DEFERRAL OF INTEREST

Section 4.01	Optional Deferral	10
Section 4.02	Notice of Optional Deferral	11

Article V
CERTAIN COVENANTS

Section 5.01	Covenants in Indenture	11

Article VI
SUBORDINATION OF THE NOTES AND THE NOTES GUARANTEE

Section 6.01	Subordination of the Notes	12
Section 6.02	Subordination of the Notes Guarantee	12
Section 6.03	Amendment and Restatement of Certain Subordination Provisions	13

Article VII
GUARANTEE OF THE NOTES

Section 7.01	Guarantee of the Notes	15

Article VIII
APPLICABILITY OF DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01	Applicability of Defeasance and Covenant Defeasance	16

Article IX
EVENTS OF DEFAULT AND REMEDIES OF THE TRUSTEE AND HOLDERS OF NOTES

Section 9.01	Amendment and Restatement of Events of Default Provisions	16

Article X
MISCELLANEOUS PROVISIONS

Section 10.01	Ratification of Original Indenture and Tenth Supplemental Indenture	17
Section 10.02	No Recourse to General Partner	18
Section 10.03	Separateness	18
Section 10.04	Treatment of the Notes	18
Section 10.05	Table of Contents, Headings, etc	18
Section 10.06	Separability	18
Section 10.07	Counterpart Originals	19
Section 10.08	Governing Law	19
Section 10.09	Certain Trustee Matters	19

Exhibit A	Formof the Notes

THIS THIRTY-FIRST SUPPLEMENTAL INDENTURE dated as of February 15, 2018 (this “Thirty-First Supplemental Indenture”) is among Enterprise Products Operating LLC, a Texas limited liability company (the “Issuer”), Enterprise Products Partners L.P., a Delaware limited partnership (the “Parent Guarantor”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”).

RECITALS:

WHEREAS, Enterprise Products Operating L.P. (the “Original Issuer”) and the Parent Guarantor have executed and delivered to the Trustee an Indenture, dated as of October 4, 2004 (the “Original Indenture”), providing for the issuance by the Original Issuer from time to time of its debentures, notes, bonds or other evidences of indebtedness, issued and to be issued in one or more series unlimited as to principal amount, and the Guarantee by each Guarantor of the Debt Securities; and

WHEREAS, the Original Issuer, the Issuer and the Parent Guarantor have executed and delivered to the Trustee a Tenth Supplemental Indenture, dated as of June 30, 2007 (the “Tenth Supplemental Indenture”), to the Original Indenture, whereby the Issuer assumed the obligations of the Original Issuer under the Original Indenture and the Debt Securities issued thereunder; and

WHEREAS, the Issuer has duly authorized and now desires to cause to be issued pursuant to Sections 2.01 and 2.03 of the Original Indenture, as amended and supplemented by the Tenth Supplemental Indenture, a new series of Debt Securities (the “Notes”), designated as set forth in this Thirty-First Supplemental Indenture, which Notes shall be guaranteed by the Parent Guarantor on a subordinated basis as provided in Article XIV of the Original Indenture, as amended and supplemented by the Tenth Supplemental Indenture; and

WHEREAS, pursuant to Section 9.01 of the Original Indenture, as amended and supplemented by the Tenth Supplemental Indenture, the Issuer and the Parent Guarantor have requested that the Trustee join in the execution of this Thirty-First Supplemental Indenture to establish the form and terms of the Notes; and

WHEREAS, the Original Indenture, as amended and supplemented by the Tenth Supplemental Indenture and this Thirty-First Supplemental Indenture and as it may be further amended and supplemented from time to time in relation to the Notes, shall be referred to herein as the “Indenture”; and

WHEREAS, all things necessary have been done to make to make (i) this Thirty-First Supplemental Indenture a valid and legally binding agreement of the Issuer and the Parent Guarantor, (ii) the Notes, when executed and delivered by the Issuer and authenticated by the Trustee, the valid and legally binding obligations of the Issuer and (iii) the guarantees of such duly issued Notes by the Parent Guarantor the valid and legally binding obligations of the Parent Guarantor;

NOW, THEREFORE, the Issuer, the Parent Guarantor and the Trustee hereby agree that the following provisions shall supplement the Original Indenture, as amended and supplemented by the Tenth Supplemental Indenture:

Article I

DEFINITIONS

Section 1.01 Definition of Terms.

Unless the context otherwise requires:

(a) a term defined in the Original Indenture, as amended and supplemented by the Tenth Supplemental Indenture, has the same meaning when used in this Thirty-First Supplemental Indenture; provided, however, that, where a term is defined in both this Thirty-First Supplemental Indenture and in the Original Indenture, as amended and supplemented by the Tenth Supplemental Indenture, the meaning given to such term in this Thirty-First Supplemental Indenture shall control for purposes of this Thirty-First Supplemental Indenture and with respect to the Notes, but shall not control with respect to any other series of Debt Securities issued pursuant to the Original Indenture;

(b) a term defined anywhere in this Thirty-First Supplemental Indenture has the same meaning throughout this Thirty-First Supplemental Indenture and with respect to the Notes, but shall not affect any other series of Debt Securities issued pursuant to the Original Indenture;

(c) any term used herein that is defined in the TIA, either directly or by reference therein, has the meanings ascribed to it therein; and

(d) the following terms have the following respective meanings:

“Additional Interest” means interest accrued on Deferred Interest in accordance with the provisions of Sections 2.06(a) and 2.06(b).

“Administrative Action” means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation.

“Bankruptcy Event” means, with respect to any Person, that (i) such Person, pursuant to or within the meaning of any Bankruptcy Law, (A) commences a voluntary case; (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a Custodian of it or for all or substantially all of its property; or (D) makes a general assignment for the benefit of its creditors; or (ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against such Person as debtor in an involuntary case; (B) appoints a Custodian of such Person or a Custodian for all or substantially all of the property of such Person; or (C) orders the liquidation of such Person, and, in the case of clauses (ii)(A) through (ii)(C), the order or decree remains unstayed and in effect for 60 days.

“Book-Entry Notes” has the meaning set forth in Section 2.03.

“Business Day” means a day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or (iii) a day on which the Trustee’s corporate trust office specified in Section 2.04 is closed for business.

“Calculation Agent” means a banking institution or trust company to be appointed by the Issuer to act as calculation agent prior to the commencement of the Floating Rate Period or, if the Issuer is unable to make such appointment on commercially reasonable terms, the Issuer.

“Current Interest” means, on or prior to an Interest Payment Date, interest accrued on the principal amount of the Notes at the Fixed Rate or the Floating Rate, as the case may be, since the immediately preceding Interest Payment Date. For the avoidance of doubt, Current Interest shall not include Deferred Interest.

“Default” has the meaning set forth in Section 9.01.

“Deferred Interest” means (i) interest the payment of which has been deferred pursuant to Section 4.01 plus (ii) all interest accrued thereon since the due date thereof in accordance with Sections 2.06(a), 2.06(b) and 2.06(e).

“Designated Corporate Trust Address” means the address of the corporate trust office of the Trustee designated in or pursuant to Section 1303 of the Original Indenture, as amended and supplemented by the Tenth Supplemental Indenture, which currently is Wells Fargo Bank, National Association, Corporate, Municipal, and Escrow Services, 750 N. Saint Paul Place, Suite 1750, MAC T9263-170, Dallas, TX 75201.

“Designated Senior Indebtedness” means (i) any Senior Indebtedness that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $100 million and (ii) any issue of Senior Indebtedness designated by the Issuer or the Parent Guarantor at the time of its issuance as Designated Senior Indebtedness.

“DTC” means The Depository Trust Company, New York, New York, or any successor thereto.

“Existing Subordinated Notes” means the Issuer’s Junior Subordinated Notes A, fixed/variable-rate, due August 2066, Junior Subordinated Notes C, fixed/variable-rate, due June 2067, Junior Subordinated Notes B, fixed/variable-rate, due January 2068, Junior Subordinated Notes D, fixed/variable-rate, due August 2077, and Junior Subordinated Notes E, fixed/variable-rate, due August 2077.

“Fixed Rate” means 5.375% per year.

“Fixed Rate Period” means the period commencing on February 15, 2018 to, but not including, February 15, 2028 or an earlier Redemption Date.

“Floating Rate” means, with respect to a Quarterly Interest Period, the sum of the Three-Month LIBOR Rate for such Quarterly Interest Period plus 2.57%.

“Floating Rate Period” means the period commencing on February 15, 2028 to, but not including, February 15, 2078 or an earlier Redemption Date.

“Indenture” has the meaning set forth in the recitals of this Thirty-First Supplemental Indenture.

“Interest Payment Date” means a Quarterly Interest Payment Date or a Semi-Annual Interest Payment Date, as the case may be.

“Interest Period” means a Quarterly Interest Period or a Semi-Annual Interest Period, as the case may be.

“Issuer” means the Person named as the “Issuer” in the preamble of this Thirty-First Supplemental Indenture until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Issuer” shall mean such successor Person.

“LIBOR Business Day” means any Business Day on which dealings in deposits in U.S. dollars are transacted in the London Inter-Bank Market.

“LIBOR Interest Determination Date” means the second LIBOR Business Day preceding each LIBOR Rate Reset Date.

“LIBOR Rate Reset Date” means each February 15, May 15, August 15, and November 15 during the Floating Rate Period, commencing February 15, 2028; provided that if any such day is not Business Day, then the LIBOR Rate Reset Date shall be the next day that is a Business Day, except that if such next day that is a Business Day falls in the next succeeding calendar month, then such date shall be the immediately preceding Business Day.

“Notes” means the 5.375% Junior Subordinated Notes F due 2078.

“Notes Guarantee” means the Guarantee by the Parent Guarantor of the Issuer’s obligations under the Notes as provided in Article XIV of the Indenture and Section 7.01(a) of this Thirty-First Supplemental Indenture.

“Optional Deferral” has the meaning set forth in Section 4.01(a).

“Optional Deferral Period” means the period of time commencing on an Interest Payment Date with respect to which the Issuer has optionally deferred payment of Current Interest pursuant to Section 4.01(a) and ending upon the earlier of (i) the Interest Payment Date on which all Deferred Interest and Current Interest to, but not including, such Interest Payment Date shall have been paid and (ii) the first Interest Payment Date on which the Issuer shall have deferred payment of some or all of the Current Interest due on a number of consecutive Interest Payment Dates with respect to consecutive Interest Periods that, taken together as a single period, would exceed ten (10) consecutive years.

“Original Indenture” has the meaning set forth in the recitals of this Thirty-First Supplemental Indenture.

“Original Issuer” has the meaning set forth in the recitals of this Thirty-First Supplemental Indenture.

“Parent Guarantor” means the Person named as the “Parent Guarantor” in the preamble of this Thirty-First Supplemental Indenture until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Parent Guarantor” shall mean such successor Person.

“Quarterly Interest Payment Date” means each February 15, May 15, August 15, and November 15 during the Floating Rate Period, commencing May 15, 2028; provided, however, that if any such day (other than on February 15, 2078 or an earlier Redemption Date) is not Business Day, then the Quarterly Interest Payment Date shall be the next day that is a Business Day, except that if such next day that is a Business Day falls in the next succeeding calendar month, then such Quarterly Interest Payment Date shall be the immediately preceding Business Day.

“Quarterly Interest Period” means each period commencing on, and including, a Quarterly Interest Payment Date and continuing to but not including the next succeeding Quarterly Interest Payment Date (except that the first Quarterly Interest Period will commence on, and include, February 15, 2028).

“Rating Agency Event” means a change to the methodology or criteria that were employed by an nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act that publishes a rating for the Issuer for purposes of assigning equity credit to securities such as the Notes on the date of original issuance of the Notes (the “current methodology”), which change either (i) shortens the period of time during which equity credit pertaining to the Notes would have been in effect had the current methodology not been changed or (ii) reduces the amount of equity credit assigned to the Notes as compared with the amount of equity credit that such rating agency had assigned to the Notes as of the date of original issuance thereof.

“Regular Record Date” means, with respect to each Interest Payment Date, the close of business (i) on the Business Day immediately preceding such Interest Payment Date if the Notes are in book-entry form or (ii) on the 15th calendar day preceding such Interest Payment Date if the Notes are not in book-entry form (in any case, regardless of whether such day is a Business Day).

“Reuters Page LIBOR01” means the display designated as Reuters LIBOR01 on the Reuters service (or such other page as may replace the Reuters Page LIBOR01 on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered rate for U.S. dollar deposits).

“Semi-Annual Interest Payment Date” means each February 15 and August 15 during the Fixed Rate Period, commencing August 15, 2018.

“Semi-Annual Interest Period” means each period commencing on, and including, a Semi-Annual Interest Payment Date and continuing to, but not including, the next succeeding Semi-Annual Interest Payment Date (except that the first Semi-Annual Interest Period will commence on, and include, February 15, 2018).

“Senior Indebtedness” means, with respect to any Person, the principal of, any interest and premium, if any, on, and any other payments in respect of any of the following, whether currently outstanding or hereafter created or incurred: (i)(A) indebtedness of such Person for borrowed money; (B) indebtedness of such Person evidenced by securities, bonds, notes and debentures, including any of the same that are subordinated in right of payment (other than the Notes), issued under credit agreements, indentures or other similar instruments (other than this Thirty-First Supplemental Indenture); (C) obligations of such Person arising from or with respect to guarantees and direct credit substitutes, other than, in the case of the Parent Guarantor, the Parent Guarantor’s obligations under the Guarantee with respect to the Notes; (D) obligations of such Person arising from or with respect to hedges and derivative products (including, but not limited to, interest rate, commodity and foreign exchange contracts); (E) capitalized lease obligations of such Person; (F) all of the obligations of such Person arising from or with respect to any letter of credit, banker’s acceptance, security purchase facility, cash management arrangements or similar credit transactions; (G) operating leases of such Person (but only to the extent the terms of such leases expressly provide that the same constitute “Senior Indebtedness”); and (H) guarantees by such Person of any indebtedness or obligations of others of the types described in clauses (A) through (G) immediately above, other than, in the case of the Parent Guarantor, the Guarantee with respect to the Notes, and (ii) any modifications, refundings, deferrals, renewals, or extensions of any of the foregoing or any other evidence of indebtedness issued in exchange therefor; provided, however, that Senior Indebtedness shall not include the obligations of such Person in respect of: (1) trade accounts payable of such Person; (2) any indebtedness incurred by such Person for the purchase of goods or materials or for services obtained in the ordinary course of business to the extent that the same is incurred from, and owed to, the vendor of such goods or materials or the provider of such services; (3) any indebtedness of such Person that by the terms of the instrument creating or evidencing it is expressly made equal in rank and payment with or subordinated to the Notes or the Guarantee, as the case may be; (4) indebtedness owed by such Person to its Subsidiaries; and (5) in the case of the Issuer, the Existing Subordinated Notes and, in the case of the Parent Guarantor, the Parent Guarantor’s guarantee of the Existing Subordinated Notes.

“Tax Event” means the receipt by the Issuer of an opinion of counsel experienced in tax matters to the effect that, as a result of any (i) amendment to, clarification of or change (including any announced prospective change) in the laws or treaties of the United States or any political subdivisions or taxing authorities of or in the United States, or any regulations under those laws and treaties, that is effective on or after the date of issuance of the Notes, (ii) an Administrative Action, (iii) any amendment to, clarification of, or change in the official position or the interpretation of any Administrative Action or any interpretation or pronouncement that provides for a position with respect to an Administrative Action that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known, or (iv) a threatened challenge asserted in writing in connection with an audit of the Issuer or any of the Issuer’s subsidiaries, or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, in each case of clauses (i), (ii), (iii) and (iv), that occurs on or after the date of the original issuance of the Notes, there is more than an insubstantial risk that interest payable by the Issuer on the Notes is not, or within 90 days of the date of such opinion will not be, deductible, in whole or in part, by the Issuer for U.S. federal income tax purposes.

“Tenth Supplemental Indenture” has the meaning set forth in the recitals of this Thirty-First Supplemental Indenture.

“Thirty-First Supplemental Indenture” has the meaning set forth in the recitals of this Thirty-First Supplemental Indenture.

“Three-Month LIBOR Rate” means, for each Quarterly Interest Period, the rate (expressed as a percentage per year) for deposits in U.S. dollars having a three-month maturity that appears on Reuters Page LIBOR01 as of 11:00 a.m., London time, on the LIBOR Interest Determination Date; provided that, if three-month LIBOR has been discontinued, then the Calculation Agent shall consult with an investment bank of national standing to determine whether there is an industry accepted substitute or successor base rate to three-month LIBOR. If, after such consultation, the Calculation Agent determines that there is an industry accepted substitute or successor base rate, the Calculation Agent shall use such substitute or successor base rate. In such case, the Calculation Agent in its sole discretion may (without implying a corresponding obligation to do so) also implement changes to the business day convention, the definition of Business Day and LIBOR Business Day, the LIBOR Interest Determination Date and any method for obtaining the substitute or successor base rate if such rate is unavailable on the relevant Business Day, in a manner that is consistent with industry accepted practices for such substitute or successor base rate. Unless the Calculation Agent determines that there is an industry accepted substitute or successor base rate as so provided above, the provisions of the following paragraph will apply.

If no rate appears on Reuters Page LIBOR01 on the LIBOR Interest Determination Date, the Calculation Agent shall request that the principal London offices of four major reference banks in the London Inter-Bank Market provide the Calculation Agent with their offered quotations for deposits in U.S. dollars in a principal amount of not less than $1,000,000 for the period of three months, commencing on the LIBOR Rate Reset Date, to prime banks in the London Inter-Bank Market at approximately 11:00 a.m., London time, on that LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one-hundredth (0.01) of a percent) of such quotations. If fewer than two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of the rates quoted at approximately 11:00 a.m., Eastern time, on the LIBOR Interest Determination Date by three major banks in New York City selected by the Calculation Agent for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount of not less than $1,000,000. If the banks selected by the Calculation Agent are not providing quotations in the manner described in this paragraph, the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate three-month LIBOR or any of the foregoing lending rates, shall determine the rate for the Quarterly Interest Period following the LIBOR Interest Determination Date in its sole discretion.

“Trustee” means the Person named as the “Trustee” in the preamble of this Thirty-First Supplemental Indenture until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Trustee” shall mean such successor Person.

Section 1.02 Rules of Construction.

In addition to the Rules of Construction under Section 1.04 of the Original Indenture, as amended and supplemented by the Tenth Supplemental Indenture, the following provisions also shall be applied wherever appropriate herein:

(a) any references herein to a particular Section, Article, or Exhibit means a Section or Article of, or an Exhibit to, this Thirty-First Supplemental Indenture, unless otherwise expressly stated herein; and

(b) the Exhibits attached hereto are incorporated herein by reference and shall be considered part of this Thirty-First Supplemental Indenture.

Article II

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01 Designation and Principal Amount.

There is hereby established a new series of Debt Securities to be issued under the Indenture, that is designated as the “5.375% Junior Subordinated Notes F due 2078.”

The Trustee shall initially authenticate and deliver for original issue Notes in an initial aggregate principal amount of $700,000,000 upon delivery to the Trustee of a Company Order for the authentication and delivery of such Notes.

The Notes shall initially be limited in aggregate principal amount to $700,000,000. The Issuer may, without the consent of the Holders of the Notes, issue additional Notes so that the additional Notes may be consolidated and form a single series with the Notes issued on the date hereof and have the same terms (except for the issue date, the public offering price and, if applicable, the initial Interest Payment Date) as to ranking, maturity, redemption or otherwise, provided that such additional Notes shall be fungible with the previously issued Notes for U.S. federal income tax purposes.

The Notes shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Section 2.02 Maturity.

The Stated Maturity of the principal of the Notes shall be February 15, 2078.

Section 2.03 Form.

The Notes and the related Trustee’s certificate of authentication shall be substantially in the form of Exhibit A to this Thirty-First Supplemental Indenture with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as the Issuer may deem appropriate or as may be required or appropriate to comply with any laws or with any rules made pursuant thereto or with the rules of any securities exchange or automated quotation system on which any of such Notes may be listed or traded, or to conform to general usage, or as may, consistently with the Indenture, be determined by the officers executing such Notes, as evidenced by their execution thereof.

Exhibit A is hereby incorporated into this Thirty-First Supplemental Indenture. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Thirty-First Supplemental Indenture, and to the extent applicable, the Issuer, the Parent Guarantor and the Trustee, by their execution and delivery of this Thirty-First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

The Notes shall be issued only as Registered Securities. The Notes shall be issued upon original issuance in whole in the form of one or more Global Securities (the “Book-Entry Notes”). Each Book-Entry Note shall represent such of the Outstanding Notes as shall be specified therein and shall provide that it shall represent the aggregate amount of Outstanding Notes from time to time endorsed thereon and that the aggregate amount of Outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Book-Entry Note to reflect the amount, or any increase or decrease in the amount, of Outstanding Notes represented thereby shall be made by the Trustee in accordance with written instructions or such other written form of instructions as is customary for the Depositary, from the Depositary or its nominee on behalf of any Person having a beneficial interest in the Book-Entry Note. The Issuer initially appoints DTC to act as Depositary with respect to the Book-Entry Notes.

Section 2.04 Registrar and Paying Agent.

The Issuer initially appoints the Trustee as Registrar and paying agent with respect to the Notes. The office or agency in the City and State of New York where Notes may be presented for registration of transfer or exchange and the Place of Payment for the Notes shall initially be the corporate trust office of the Trustee located at Corporate Trust, Municipal & Escrow Solutions, 150 E. 42nd Street, 40th Floor, New York, New York 10017.

Section 2.05 Transfer and Exchange.

The transfer and exchange of Book-Entry Notes or beneficial interests therein shall be effected through the Depositary, in accordance with Section 2.15 of the Original Indenture, as amended and supplemented by the Tenth Supplemental Indenture and hereby, and the rules and procedures of the Depositary therefor.

Section 2.06 Interest Rates and Payment of Principal and Interest.

(a) During the Fixed Rate Period, (A) the outstanding principal amount of the Notes and (B) to the extent permitted by applicable law, any Deferred Interest or overdue interest thereon will bear interest at a per annum rate equal to the Fixed Rate until the commencement of the Floating Rate Period or, if earlier, until the principal thereof and all interest thereon is paid, compounded semi-annually (in the case of deferred or overdue interest) and payable (subject to the provisions of Article IV) semi-annually in arrears on each Semi-Annual Interest Payment Date.

(b) During the Floating Rate Period, (A) the outstanding principal amount of the Notes and (B) to the extent permitted by applicable law, any Deferred Interest or overdue interest thereon will bear interest during each Quarterly Interest Period at a per annum rate equal to the applicable Floating Rate for such period, until the principal thereof and all interest thereon is paid, compounded quarterly (in the case of deferred or overdue interest) and payable (subject to the provisions of Article IV) quarterly in arrears on each Quarterly Interest Payment Date. The Calculation Agent shall calculate the Floating Rate with respect to each Floating Rate Period and the amount of interest payable on each Quarterly Interest Payment Date as promptly as practicable according to the appropriate method described herein. Promptly upon such determination, the Calculation Agent shall notify the Issuer (unless the Issuer shall then be acting as Calculation Agent) and the Trustee of the Floating Rate for the Floating Rate Period and the amount of interest (per $1,000 principal amount of the Notes) payable to each Holder on each Quarterly Interest Payment Date. The Floating Rate determined by the Calculation Agent, absent manifest error, will be binding and conclusive upon the beneficial owners and Holders of the Notes, the Issuer and the Trustee.

(c) Payments of principal of, and premium, if any, and interest due on, Notes in book-entry form on any Interest Payment Date, upon redemption or at final maturity will be made available to the Trustee by 11:00 a.m., Eastern time, on the maturity date, Redemption Date or Interest Payment Date, unless such date falls on a day that is not a Business Day, in which case such payments will be made available to the Trustee by 11:00 a.m., Eastern time, on the next succeeding Business Day; provided, however, that, during the Floating Rate Period, if such next succeeding Business Day falls in the next succeeding calendar month, then such payments will be made available to the Trustee by 11:00 a.m., Eastern time, on the immediately preceding Business Day. As soon as possible thereafter, the Trustee will make such payments to the Depositary. Other than in connection with the final maturity or redemption of the Notes or in connection with payment of Defaulted Interest, interest on the Notes may be paid only on an Interest Payment Date. Payments of principal of, and premium, if any, and interest due on, Notes not in book-entry form on any Interest Payment Date, upon redemption or at final maturity will be made in accordance with Article II of the Original Indenture, as amended and supplemented by the Tenth Supplemental Indenture and hereby. Payments of interest due on the Notes shall be payable to the Person in whose name such Note is registered on the Regular Record Date immediately preceding the applicable Interest Payment Date; provided that interest payable at final maturity or on a Redemption Date shall be paid to the Person to whom principal of the Note is payable.

(d) The amount of interest payable on any Semi-Annual Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable on any Quarterly Interest Payment Date during the Floating Rate Period will be computed on the basis of the actual number of days elapsed during the immediately prior Quarterly Interest Period divided by 360.

(e) To the extent permitted by applicable law, interest not paid when due hereunder, including, without limitation, all Deferred Interest and overdue interest thereon, shall compound until paid, (i) semi-annually in accordance with Section 2.06(a) at the Fixed Rate on each Semi-Annual Interest Payment Date during the Fixed Rate Period and (ii) quarterly in accordance with Section 2.06(b) at the applicable Floating Rate on each Quarterly Interest Payment Date during the Floating Rate Period.

(f) If the Issuer shall make a partial payment of interest on any Interest Payment Date, such payment shall be applied, first, to Deferred Interest until all such Deferred Interest has been paid and, second, to any Current Interest.

(g) To the extent that the provisions of this Section 2.06 are inconsistent with the provisions of Article II of the Original Indenture, as amended and supplemented by the Tenth Supplemental Indenture, the provisions of this Section 2.06 shall control.

Article III

REDEMPTION OF THE NOTES

Section 3.01 Optional Redemption.

(a) At any time and from time to time on or after February 15, 2028, the Notes will be subject to redemption at the option of the Issuer in whole or in part at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest (including any Additional Interest) on the Notes being redeemed to the Redemption Date.

(b) In addition, before February 15, 2028, if a Tax Event shall occur and be continuing, the Issuer may redeem the Notes following the occurrence of the Tax Event, in whole, but not in part, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued but unpaid interest (including any Additional Interest) to the Redemption Date.

(c) In addition, before February 15, 2028, if a Rating Agency Event shall occur and be continuing, the Issuer may redeem the Notes following the occurrence of the Rating Agency Event, in whole, but not in part, at a redemption price equal to 102% of the principal amount to be redeemed plus any accrued but unpaid interest (including any Additional Interest) to the Redemption Date.

(d) In the event of redemption of the Notes in part only, a new Note or new Notes for the unredeemed portion will be issued in the name or names of the Holders thereof upon the surrender thereof.

(e) Notice of redemption of the Notes pursuant to this Section 3.01 shall be given as provided in Section 3.03 of the Original Indenture, as amended and supplemented by the Tenth Supplemental Indenture and hereby; provided that any redemption of the Notes pursuant to this Article III shall be upon not less than 10 nor more than 60 days’ notice.

(f) The unredeemed portion of any Note redeemed in part shall be in an authorized denomination hereunder.

Article IV

DEFERRAL OF INTEREST

Section 4.01 Optional Deferral.

(a) So long as no Event of Default has occurred and is continuing, the Issuer shall have the right, at any time and from time to time during the term of the Notes, to elect to defer payment of all or any portion of any Current Interest or Deferred Interest otherwise due on the Notes on any Interest Payment Date (an “Optional Deferral”); provided, however, that the Issuer may not (i) elect to defer payment of any interest otherwise due on any Interest Payment Date if, as a result of such deferral, the Issuer shall have deferred payment of some or all of the interest due on a number of consecutive Interest Payment Dates with respect to a number of consecutive Interest Periods which, when taken together as a single period, would exceed ten (10) consecutive years, or (ii) elect to defer payment of any interest due on the final maturity date of the Notes, or, with respect to any Notes being redeemed, on the Redemption Date for such Notes. During an Optional Deferral Period, no interest on the Notes shall be due and payable until the end of such Optional Deferral Period (except upon a redemption of the Notes during such period); however, interest shall accrue on the Notes during such period in accordance with Sections 2.06(a), 2.06(b) and 2.06(e).

(b) Following the termination of an Optional Deferral Period and the payment of all Deferred Interest accrued during such Optional Deferral Period, the Issuer may again elect pursuant to Section 4.01(a) to make an Optional Deferral.

(c) On the Interest Payment Date on which the Issuer desires to terminate an Optional Deferral Period or at the end of an Optional Deferral Period pursuant to clause (ii) of the definition of “Optional Deferral Period,” the Issuer shall pay all Current Interest, Deferred Interest and, to the extent permitted by applicable law, Additional Interest. Such interest shall be payable to the Holders of the Notes in whose names the 5 Notes are registered in the Debt Security Register for the Notes on the Regular Record Date with respect to such Interest Payment Date.

Section 4.02 Notice of Optional Deferrals.

The Issuer shall give written notice to the Trustee of any election of an Optional Deferral pursuant to Section 4.01 not fewer than ten (10) nor more than sixty (60) Business Days prior to the earlier of (i) the Interest Payment Date for which the interest on the Notes will be deferred or (ii) the date, if any, upon which the Issuer is required to give notice of such Interest Payment Date or the Regular Record Date therefor to the New York Stock Exchange or any applicable self-regulatory organization. In addition, the Issuer shall deliver to the Trustee an Officers’ Certificate stating that no default or Event of Default shall have occurred and be continuing. Subject to receipt of such Officers’ Certificate, the Trustee shall forward such notice promptly to the Holders of the Notes.

Article V

CERTAIN COVENANTS

Section 5.01 Covenants in Indenture.

(a) For purposes of the Notes only, and not for purposes of any other Debt Securities, Article IV of the Original Indenture, as amended and supplemented by the Tenth Supplemental Indenture, is hereby amended by deleting Sections 4.12 and 4.13 thereof. Accordingly, Holders of the Notes shall not have the benefit of and shall not be entitled to enforce the covenants contained in Sections 4.12 and 4.13 of the Original Indenture, as amended and supplemented by the Tenth Supplemental Indenture.

(b) For purposes of the Notes only, and not for purposes of any other Debt Securities, Article IV of the Original Indenture, as amended and supplemented by the Tenth Supplemental Indenture, is hereby amended by adding the following Section 4.16:

Section 4.16 Restricted Payments.

(a) Subject to Section 4.16(b), during any Optional Deferral Period, the Issuer shall not (i) declare, pay or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its equity securities and (ii) make any payment of interest, principal, or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Issuer that rank pari passu or junior to the Notes.

(b) Notwithstanding the provisions of Section 4.16(a), the Issuer may take any of the following actions at any time, including during an Optional Deferral Period: (i) any of the actions described in Section 4.16(a) resulting from any reclassification of the Issuer’s equity securities or the exchange or conversion of one class or series of the Issuer’s equity securities for another class or series of the Issuer’s equity securities; (ii) the purchase of fractional interests in the Issuer’s equity securities pursuant to the conversion or exchange provisions of such equity security or the security being converted or exchanged; (iii) payments or distributions payable in the Issuer’s equity securities; (iv) redemptions, purchases or other acquisitions of the Issuer’s equity securities in connection with any employment contract, incentive plan, benefit plan or other similar arrangement of the Issuer or any of the Issuer’s subsidiaries or in connection with a dividend or distribution reinvestment plan; or (v) any declaration of a distribution in connection with implementation of any rights plan, or the issuance of rights, equity securities or other property under any such plan, or the redemption, repurchase or other acquisition of any such rights pursuant thereto.

(c) For the avoidance of doubt, nothing contained herein shall prevent the Issuer from issuing any other securities, whether senior, pari passu or subordinated to the Notes, including securities having covenants and provisions the same as or similar to those applicable to the, or any guarantees with respect thereto.

Article VI

SUBORDINATION OF THE NOTES

AND THE NOTES GUARANTEE

Section 6.01 Subordination of the Notes.

(a) The Notes shall be subordinated to all Senior Indebtedness (as defined in this Thirty-First Supplemental Indenture) of the Issuer on the terms and subject to the conditions set forth in Article XII of the Original Indenture, as amended and supplemented by the Tenth Supplemental Indenture and hereby, and each Holder of Notes issued hereunder by such Holder’s acceptance thereof acknowledges and agrees that all Notes shall be issued subject to the provisions of this Article VI and such Article XII and that each Holder of Notes, whether upon original issuance or upon transfer or assignment thereof, accepts and agrees to be bound by such provisions. The Notes shall be “Subordinated Debt Securities,” as such term is used in the Indenture, and, for purposes of the Notes only, and not for purposes of any other Debt Securities, all references in the Indenture to Senior Indebtedness of the Issuer shall mean Senior Indebtedness of the Issuer as defined in this Thirty-First Supplemental Indenture.

(b) The Notes shall be subordinated in right of payment to all of the Issuer’s present and future Senior Indebtedness, and shall rank pari passu in right of payment with each series of Existing Subordinated Notes.

Section 6.02 Subordination of the Notes Guarantee.

(a) The obligations of the Parent Guarantor under the Notes Guarantee shall be subordinated to all Senior Indebtedness (as defined in this Thirty-First Supplemental Indenture) of the Parent Guarantor on the terms and subject to the conditions set forth in Article XII of the Original Indenture, as amended and supplemented by the Tenth Supplemental Indenture and hereby, and each Holder of the Notes issued hereunder, by such Holder’s acceptance thereof, acknowledges and agrees that the Notes Guarantee shall be issued subject to the provisions of this Section 6.02 and such Article XII and that each Holder of the Notes, whether upon original issuance or upon transfer or assignment thereof, accepts and agrees to be bound by such provisions. The Notes Guarantee is a Guarantee of Subordinated Debt Securities, and, for purposes of such Notes only, and not for purposes of any other Debt Securities, all references in the Indenture to Senior Indebtedness of the Parent Guarantor shall mean Senior Indebtedness, as defined in this Thirty-First Supplemental Indenture, of the Parent Guarantor.

(b) The Parent Guarantor’s obligation under the Notes Guarantee shall be equal in rank and right of payment in all respects and is pari passu with the Parent Guarantor’s guarantee of each of the series of Existing Subordinated Notes.

Section 6.03 Amendment and Restatement of Certain Subordination Provisions.

(a) For purposes of the Notes only, and not for purposes of any other Debt Securities, Sections 12.02 and 12.03 of the Original Indenture, as amended and supplemented by the Tenth Supplemental Indenture, are hereby amended and restated in their entirety to read as follows:

Section 12.02 Liquidation, Dissolution and Bankruptcy. Upon any payment or distribution of the assets of the Issuer to creditors upon a total or partial liquidation or a total or partial dissolution of the Issuer or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or its property:

(a) holders of Senior Indebtedness of the Issuer shall be entitled to receive payment in full in cash of such Senior Indebtedness (including interest, if any, accruing on or after the commencement of a proceeding in bankruptcy, regardless of whether allowed as a claim against the Issuer in such bankruptcy proceeding) before Holders of Notes shall be entitled to receive any payment of principal of, or premium, if any, or interest on, the Notes; and

(b) until the Senior Indebtedness of the Issuer is paid in full, any such distribution to which Holders of Notes would be entitled but for this Article XII shall be made to holders of Senior Indebtedness of the Issuer as their interests may appear, except that such Holders may receive equity securities of the Issuer and any debt securities of the Issuer that are subordinated to Senior Indebtedness of the Issuer to at least the same extent as the Notes.

Upon any payment or distribution of the assets of the Parent Guarantor to creditors upon a total or partial liquidation or a total or partial dissolution of the Parent Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Parent Guarantor or its property:

(a) holders of Senior Indebtedness of the Parent Guarantor shall be entitled to receive payment in full in cash of such Senior Indebtedness (including interest, if any, accruing on or after the commencement of a proceeding in bankruptcy, regardless of whether allowed as a claim against the Parent Guarantor in such bankruptcy proceeding) before Holders of Notes shall be entitled to receive, under the Notes Guarantee, any payment of principal of, or premium, if any, or interest on, the Notes; and

(b) until the Senior Indebtedness of the Parent Guarantor is paid in full, any such distribution to which Holders of Notes would be entitled under the Notes Guarantee but for this Article XII shall be made to holders of Senior Indebtedness of the Parent Guarantor as their interests may appear, except that such Holders may receive equity securities of the Parent Guarantor and any debt securities of the Parent Guarantor that are subordinated to Senior Indebtedness of the Parent Guarantor to at least the same extent as the Notes Guarantee.

(b) For purposes of the Notes only, and not for purposes of any other Debt Securities, Section 12.03 of the Original Indenture, as amended and supplemented by the Tenth Supplemental Indenture, is hereby amended and restated in its entirety to read as follows:

Section 12.03 Default on Senior Indebtedness. The Issuer may not (a) make any payments of the principal of, or premium, if any, or interest on, the Notes, (b) make any deposit for the purpose of satisfaction and discharge of this Indenture with respect to the Notes or defeasance of the Notes pursuant to Article XI and (c) purchase, redeem or otherwise retire any Notes (the foregoing clauses (a), (b) and (c) collectively, “pay the Notes”) if (i) any principal, premium or interest with respect to Senior Indebtedness of the Issuer is not paid within any applicable grace period (including at final maturity) or (ii) any other default on Senior Indebtedness of the Issuer occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, (A) the default has been cured or waived and any such acceleration has been rescinded or (B) such Senior Indebtedness has been paid in full in cash; provided, however, that the Issuer may pay the Notes without regard to the foregoing if the Issuer and the Trustee receive written notice approving such payment from the Representative of each issue of Designated Senior Indebtedness of the Issuer. During the continuance of any default under any Senior Indebtedness of the Issuer (other than a default described in the immediately preceding clause (A) or clause (B) of the preceding sentence) that may cause the maturity of any Designated Senior Indebtedness of the Issuer to be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Issuer may not pay the Notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Issuer and the Trustee (at its Designated Corporate Trust Address) of written notice of such default (a “Blockage Notice”) from the Representative of any Designated Senior Indebtedness of the Issuer, specifying an election to effect a Payment Blockage Period, and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (1) by written notice received by the Issuer and the Trustee (at its Designated Corporate Trust Address) from the Person or Persons who gave such Blockage Notice, (2) by repayment in full in cash of the Designated Senior Indebtedness with respect to which the Blockage Notice was given or (3) because the default giving rise to such Payment Blockage Period is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph of this Section 12.03), unless the holders of such Designated Senior Indebtedness shall have accelerated the maturity of such Designated Senior Indebtedness, the Issuer may pay the Notes after the expiration of such Payment Blockage Period. Not more than one Blockage Notice may be given in any period of 360 consecutive days, irrespective of the number of defaults with respect to any number of issues of Designated Senior Indebtedness during such period; provided, however, that in no event may the total number of days during which any Payment Blockage Period or Payment Blockage Periods is in effect exceed 179 days in the aggregate during any period of 360 consecutive days. For purposes of this Section 12.03, no default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness of the Issuer initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, regardless of whether within a period of 360 consecutive days, unless such default shall have been cured or waived for a period of not less than 90 consecutive days.

The Parent Guarantor may not (a) make any payments in respect of the Notes Guarantee, (b) make any deposit under the Notes Guarantee for the purpose of satisfaction and discharge of this Indenture with respect to the Notes or defeasance of the Notes pursuant to Article XI and

(c) advance monies under the Notes Guarantee to purchase, redeem or otherwise retire any Notes (the foregoing clauses (a), (b) and (c) collectively, “make a guarantee payment on the Notes”) if (i) any principal, premium or interest with respect to Senior Indebtedness of the Parent Guarantor is not paid within any applicable grace period (including at final maturity) or (ii) any other default on Senior Indebtedness of the Parent Guarantor occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, (A) the default has been cured or waived and any such acceleration has been rescinded or (B) such Senior Indebtedness has been paid in full in cash; provided, however, that the Parent Guarantor may make a guarantee payment on the Notes without regard to the foregoing if the Parent Guarantor and the Trustee receive written notice approving such payment from the Representative of each issue of Designated Senior Indebtedness of the Parent Guarantor. During the continuance of any default under any Senior Indebtedness of the Parent Guarantor (other than a default described in clause (A) or (B) of the preceding sentence) that may cause the maturity of any Designated Senior Indebtedness of the Parent Guarantor to be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Parent Guarantor may not make a guarantee payment on the Notes for a period (a “Guarantor Payment Blockage Period”) commencing upon the receipt by the Parent Guarantor and the Trustee of written notice of such default (a “Guarantor Blockage Notice”) from the Representative of any Designated Senior Indebtedness of the Parent Guarantor, specifying an election to effect a Guarantor Payment Blockage Period and ending 179 days thereafter (or earlier if such Guarantor Payment Blockage Period is terminated (1) by written notice received by the Parent Guarantor and the Trustee (at its Designated Corporate Trust Address) from the Person or Persons who gave such Guarantor Blockage Notice, (2) by repayment in full in cash of the Designated Senior Indebtedness with respect to which the Guarantor Blockage Notice was given or (3) because the default giving rise to such Guarantor Payment Blockage Period is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph of this Section 12.03), unless the holders of such Designated Senior Indebtedness shall have accelerated the maturity of such Designated Senior Indebtedness, the Parent Guarantor may make a guarantee payment on the Notes after the expiration of such Guarantor Payment Blockage Period. Not more than one Guarantor Blockage Notice may be given in any period of 360 consecutive days, irrespective of the number of defaults with respect to any number of issues of Designated Senior Indebtedness during such period; provided, however, that in no event may the total number of days during which any Guarantor Payment Blockage Period or Guarantor Payment Blockage Periods is in effect exceed 179 days in the aggregate during any period of 360 consecutive days. For purposes of this Section 12.03, no default that existed or was continuing on the date of the commencement of any Guarantor Payment Blockage Period with respect to the Designated Senior Indebtedness of the Parent Guarantor initiating such Guarantor Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Guarantor Payment Blockage Period by the Representative of such Designated Senior Indebtedness, regardless of whether within a period of 360 consecutive days, unless such default shall have been cured or waived for a period of not less than 90 consecutive days.

Article VII

GUARANTEE OF THE NOTES

Section 7.01 Guarantee of the Notes.

In accordance with Article XIV of the Indenture, the Notes shall be fully, unconditionally and absolutely guaranteed by the Parent Guarantor on a subordinated basis as provided in Section 6.02, and are hereby designated as entitled to the benefits of the Notes Guarantee. Initially, there shall be no Subsidiary Guarantors.

Article VIII

APPLICABILITY OF DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Applicability of Defeasance and Covenant Defeasance

The Notes will be subject to satisfaction, defeasance and discharge pursuant to Article XI of the Original Indenture, as amended and supplemented by the Tenth Supplemental Indenture and hereby, in accordance with the provisions of such Article; provided that, for the avoidance of doubt, the covenants made applicable to the Notes set forth herein, including, but not limited to, pursuant to Section 5.01(b), may be terminated pursuant to the covenant defeasance option set forth in Article XI of the Original Indenture, as amended and supplemented by the Tenth Supplemental Indenture and hereby.

Article IX

EVENTS OF DEFAULT AND REMEDIES OF THE TRUSTEE

AND HOLDERS OF NOTES

Section 9.01 Amendment and Restatement of Events of Default Provisions.

(a) For purposes of the Notes only, and not for purposes of any other Debt Securities, Section 6.01 of the Original Indenture, as amended and supplemented by the Tenth Supplemental Indenture, is hereby amended and restated in its entirety to read as follows:

Section 6.01 Events of Default. If any one or more of the following shall have occurred and be continuing with respect to the Notes (each of the following an “Event of Default”):

(a) failure to pay principal of, or premium, if any, or interest on, the Notes when due at final maturity or earlier redemption;

(b) failure to pay interest on the Notes (including Additional Interest) when due and payable (other than at final maturity or upon earlier redemption) and such default continues for 30 days (it being understood that the deferral of interest as permitted by Article IV of the Thirty-First Supplemental Indenture is not a default in payment of interest on the Notes); or

(c) the occurrence of a Bankruptcy Event with respect to the Issuer or the Parent Guarantor,

then, and in each and every case that an Event of Default described in clause (a) or clause (b) with respect to the Notes at the time Outstanding occurs and is continuing, unless the principal of, premium, if any, and accrued and unpaid interest on all the Notes shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then Outstanding hereunder, by notice in writing to the Issuer (and to the Trustee if given by Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, and accrued and unpaid interest on, all the Notes to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable, anything in the Notes, this Indenture or in the Thirty-First Supplemental Indenture contained to the contrary notwithstanding. If an Event of Default described in clause (c) occurs, then and in each and every such case, unless the principal of and accrued and unpaid interest on all the Notes shall have become due and payable, the principal of, and accrued and unpaid interest on, all the Notes then Outstanding hereunder shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders, anything in the Notes, this Indenture or in the Thirty-First Supplemental Indenture contained to the contrary notwithstanding.

The Holders of a majority in aggregate principal amount of the Notes then Outstanding by written notice to the Trustee may rescind an acceleration and annul its consequences if the rescission would not conflict with any judgment or decree of a court of competent jurisdiction already rendered and if all existing Events of Default with respect to the Notes have been cured or waived except nonpayment of principal, premium, if any, or accrued and unpaid interest that has become due solely because of acceleration. Upon any such rescission, the parties hereto shall be restored respectively to their several positions and rights hereunder, and all rights, remedies, and powers of the parties hereto shall continue as though no such proceeding had been taken.

With respect to the Notes, the term “Default” shall mean the following event: default in the performance or breach of any covenant or warranty of the Issuer in this Indenture (other than (i) a covenant or warranty a default in the performance of which or the breach of which is addressed in the first paragraph of this Section 6.01 or (ii) any other covenants and warranties inapplicable to the Notes), and continuance of such default or breach for a period of 90 days after specified written notice to the Issuer by the Trustee, or to Company and the Trustee by the holders of at least 25% in principal amount of the Outstanding Notes.

Upon the occurrence and continuance of a Default, the Trustee and the holders of the Notes shall have the same rights and remedies, and shall be subject to the same limitations, restrictions, protections and exculpations, and the Issuer will be subject to the same obligations and restrictions, in each case, as would apply if such Default were an Event of Default or an event that after notice or lapse of time or both would become an Event of Default; provided that the principal of and accrued and unpaid interest on the Notes may not be declared immediately due and payable by reason of the occurrence and continuation of a Default, and any notice of declaration or acceleration based on such Default shall be null and void with respect to the Notes; provided, further that in case a Default has occurred and is continuing, the Trustee shall not be subject to the requirement to exercise, with respect to the Notes, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs, unless an Event of Default has occurred and is continuing.

The Trustee shall not be deemed to have notice of any Default or Event of Default, except an Event of Default under Section 6.01(a) or Section 6.01(b), unless a Trust Officer has received written notice of such Default or Event of Default at the Designated Corporate Trust Address.

Article X

MISCELLANEOUS PROVISIONS

Section 10.01 Ratification of Original Indenture and Tenth Supplemental Indenture.

The Original Indenture, as amended and supplemented by the Tenth Supplemental Indenture and this Thirty-First Supplemental Indenture, is in all respects ratified and confirmed, and this Thirty-First Supplemental Indenture shall be deemed part of the Original Indenture, as amended and supplemented by the Tenth Supplemental Indenture, in the manner and to the extent herein and therein provided; provided, however, that the provisions of this Thirty-First Supplemental Indenture apply solely with respect to the Notes. The Indenture shall, solely in respect of the Notes, be deemed a “junior subordinated indenture.”

Section 10.02 No Recourse to General Partner.

No recourse under or upon any obligation, covenant, or agreement contained in this Thirty-First Supplemental Indenture or the Original Indenture, as amended and supplemented by the Tenth Supplemental Indenture and hereby, or for any claim based hereon or thereon or otherwise in respect hereof or thereof, shall be had against (a) the General Partner or the general partner of the Parent Guarantor or any other partner of, or any Person that owns an equity interest directly or indirectly in, the Issuer, the Parent Guarantor or such general partners or (b) any of their respective past, present, or future director, manager, officer, employee, agent, member or partner, under any rule of law, statute, or constitutional provision or otherwise, all such liability being expressly waived and released by the execution hereof by the Trustee and as part of the consideration for the issuance of the Notes.

Section 10.03 Separateness.

Each Holder of Notes by its acceptance thereof acknowledges that (a) such Holder has acquired such Notes in reliance upon the separateness of the Issuer, the Parent Guarantor, the General Partner and the general partner of the Parent Guarantor from one another and from any other Persons, including any Affiliates thereof, (b) the Issuer, the Parent Guarantor, the General Partner and the general partner of the Parent Guarantor have assets and liabilities that are separate from those of one another and from those of other persons, including any Affiliates thereof, (c) such Notes and other obligations owing under such Notes have not been guaranteed by any Person, other than the Parent Guarantor and only to the extent explicitly set forth herein, and (d) except as other Persons may expressly assume or guarantee any of such Notes or obligations thereunder, the Holders of such Notes shall look solely to the Issuer and its property and assets for the payment of any amounts payable pursuant to such Notes and for satisfaction of any obligations owing to the Holders of such Notes.

Section 10.04 Treatment of the Notes.

By its acceptance of the Notes or a beneficial interest therein, each Holder and beneficial owner of such Notes shall be deemed to have agreed to treat such Notes as indebtedness for all United States federal, state and local tax purposes.

Section 10.05 Table of Contents, Headings, etc.

The table of contents and headings of the Articles and Sections of this Thirty-First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Section 10.06 Separability.

In case any one or more of the provisions contained in this Thirty-First Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Thirty-First Supplemental Indenture or of such Notes, but this Thirty-First Supplemental Indenture and such Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 10.07 Counterpart Originals.

The parties may sign any number of copies of this Thirty-First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of signed copies of this Thirty-First Supplemental Indenture by facsimile transmission or emailed portable document format (pdf) shall constitute effective execution and delivery of this Thirty-First Supplemental Indenture as to the parties hereto and such copies may be used in lieu of the original Thirty-First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or portable document format (pdf) shall be deemed to be their original signatures for all purposes other than authentication of Notes by the Trustee.

Section 10.08 Governing Law.

THIS THIRTY-FIRST SUPPLEMENTAL INDENTURE, THE NOTES AND THE GUARANTEE OF THE PARENT GUARANTOR WITH RESPECT TO THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 10.09 Certain Trustee Matters.

The recitals contained herein shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Thirty-First Supplemental Indenture or the Notes or the proper authorization or the due execution hereof or thereof by the Issuer.

* * *

IN WITNESS WHEREOF, the parties hereto have caused this Thirty-First Supplemental Indenture to be duly executed as of the date first written above.

ENTERPRISE PRODUCTS OPERATING LLC, as Issuer

By:	ENTERPRISE PRODUCTS OLPGP, INC., its Sole Manager

By:	/s/ Bryan F. Bulawa
Name: Bryan F. Bulawa
Title: Senior Vice President and Chief Financial Officer

ENTERPRISE PRODUCTS PARTNERS L.P., as Parent Guarantor

By:	ENTERPRISE PRODUCTS HOLDINGS LLC, its General Partner

By:	/s/ Bryan F. Bulawa
Name: Bryan F. Bulawa
Title: Senior Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patrick T. Giordano
Name: Patrick T. Giordano
Title: Vice President

Thirty-First Supplemental Indenture Signature Page

Exhibit A

FORM OF NOTE

[FACE OF SECURITY]

[THIS GLOBAL SECURITY SHALL IN ALL RESPECTS BE ENTITLED TO THE SAME BENEFITS AS DEFINITIVE DEBT SECURITIES UNDER THE INDENTURE. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) (55 WATER STREET, NEW YORK, NEW YORK 10041) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]*

[TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO HEREIN.]*

No. R-	Principal Amount: $ [which amount may be
CUSIP: 29379VBR3	increased or decreased by the Schedule
of Increases and Decreases in Global Security attached hereto.]*

ENTERPRISE PRODUCTS OPERATING LLC

5.375% JUNIOR SUBORDINATED NOTES F DUE 2078

ENTERPRISE PRODUCTS OPERATING LLC, a Texas limited liability company (the “Issuer,” which term includes any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to                or its registered assigns, the principal sum of                                                                                   ($                ) U.S. dollars, [or such greater or lesser principal sum as is shown on the attached Schedule of Increases and Decreases in Global Security]*, on February 15, 2078 in such coin and currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest thereon as provided below.

From February 15, 2018 to, but not including, February 15, 2028 or an earlier Redemption Date (the “Fixed Rate Period”), the outstanding principal amount hereof and (to the extent that payment of such interest is enforceable under applicable law) any Deferred Interest or overdue installment of interest hereon will bear interest at the per annum rate of 5.375 % payable (subject to the provisions of the Indenture more fully described on the reverse hereof that permit the Issuer to elect to defer payments of interest) semi-annually in arrears on February 15 and August 15, of each year, commencing August 15, 2018 through the end of the Fixed Rate Period, compounded semi-annually at such per annum rate in the

*	To be included in a Book-Entry Note.

case of any deferred or overdue interest. From and including February 15, 2028 to, but not including, the final maturity date hereof or an earlier Redemption Date (the “Floating Rate Period”), the outstanding principal amount hereof and (to the extent that payment of such interest is enforceable under applicable law) any Deferred Interest or overdue installment of interest hereon will bear interest during each Quarterly Interest Period at a floating rate based on the Three-Month LIBOR Rate for such Floating Rate Period, calculated pursuant to the Indenture, plus 257 basis points (2.57%), reset quarterly, payable (subject to the provisions of the Indenture more fully described on the reverse hereof that permit the Issuer to elect to defer payments of interest) quarterly in arrears on each February 15, May 15, August 15 and November 15, commencing May 15, 2028 through the end of the Floating Rate Period, compounded quarterly at such prevailing Floating Rate in the case of any deferred or overdue interest. Payments of interest due on the Notes shall be payable to the Person in whose name such Note is registered on the Regular Record Date immediately preceding the applicable Interest Payment Date; provided that interest payable at final maturity or on a Redemption Date shall be paid to the Person to whom principal of the Note is payable.

Reference is made to the further provisions of the Notes set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

The statements in the legends set forth in the Notes are an integral part of the terms of the Notes and, by acceptance hereof, the Holder of the Notes agrees to be subject to, and bound by, the terms and provisions set forth in each such legend.

The terms of the Indenture are incorporated herein by reference. Any term defined in the Indenture has the same meaning when used herein.

If and to the extent any provision of the Indenture limits, qualifies, or conflicts with any other provision of the Indenture that is required to be included in the Indenture or is deemed applicable to the Indenture by virtue of the provisions of the Trust Indenture Act of 1939, as amended (the “TIA”), such required provision shall control.

The Notes shall not be valid or become obligatory for any purpose until the Trustee’s Certificate of Authentication hereon shall have been manually signed by the Trustee under the Indenture.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed by its sole manager.

Dated:

ENTERPRISE PRODUCTS OPERATING LLC

By:	ENTERPRISE PRODUCTS OLPGP, INC., its sole manager

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION:

This is one of the Debt Securities of the series designated therein referred to in the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[REVERSE OF SECURITY]

ENTERPRISE PRODUCTS OPERATING LLC

5.375% JUNIOR SUBORDINATED NOTES F DUE 2078

The Notes are one of a duly authorized issue of Debt Securities of the Issuer issued under and pursuant to the Indenture, to which Indenture reference is hereby made for a description of the rights, limitations of rights, obligations, duties, and immunities thereunder of the Trustee, the Issuer, the Parent Guarantor and the Holders of the Debt Securities. The Debt Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as provided in the Indenture. The Notes are of a series designated as the 5.375% Junior Subordinated Notes F due 2078 of the Issuer (the “Notes”).

1.	Interest.

During the Fixed Rate Period, the outstanding principal amount hereof and (to the extent that payment of such interest is enforceable under applicable law) any Deferred Interest or overdue installment of interest hereon will bear interest at the per annum rate of 5.375%, payable (subject to the provisions of the Indenture relating to interest deferrals more fully described below) semi-annually in arrears on February 15 and August 15 of each year, commencing August 15, 2018 through the end of the Fixed Rate Period, compounded semi-annually at such per annum rate (in the case of any deferred or overdue interest). If an Interest Payment Date occurs during the Fixed Rate Period on a day that is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date the payment was originally payable.

During the Floating Rate Period, the outstanding principal amount hereof and (to the extent that payment of such interest is enforceable under applicable law) any Deferred Interest or overdue installment of interest hereon will bear interest during each Quarterly Interest Period at the applicable Floating Rate for such Quarterly Interest Period calculated pursuant to the Indenture, payable (subject to the provisions of the Indenture relating to interest deferrals more fully described below) quarterly in arrears on each Quarterly Interest Payment Date (as defined below) through the end of the Floating Rate Period, compounded quarterly at such prevailing Floating Rate (in the case of any deferred or overdue interest). Quarterly Interest Payment Date” means each February 15, May 15, August 15, and November 15 during the Floating Rate Period, commencing May 15, 2028; provided, however, that if any such day (other than on February 15, 2078 or an earlier Redemption Date) is not Business Day, then the Quarterly Interest Payment Date shall be the next day that is a Business Day, except that if such next day that is a Business Day falls in the next succeeding calendar month, then such Quarterly Interest Payment Date shall be the immediately preceding Business Day.

During the Fixed Rate Period, the amount of interest payable on any Semi-Annual Interest Payment Date will be computed on the basis of a 360-day year of twelve 30-day months. During the Floating Rate Period, the amount of interest payable on any Quarterly Interest Payment Date will be computed on the basis of the actual number of days elapsed during the immediately prior Quarterly Interest Period divided by 360.

If the maturity date for the Notes or any earlier Redemption Date (whether such Redemption Date falls during the Fixed Rate Period or the Floating Rate Period) is not a Business Day, then the related payment of the principal of, and premium if any, and interest on, the Notes will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date the payment was originally payable.

2.	Optional Deferral of Interest.

Subject to the terms of the Indenture, the Issuer shall have the right, at any time and from time to time during the term of the Notes, to elect to defer payment of all or any portion of any Current Interest or Deferred Interest otherwise due on the Notes on any Interest Payment Date. No interest on the Notes shall be due and payable on any Interest Payment Date during an Optional Deferral Period; however, interest shall accrue on the Notes during such period in accordance with the Thirty-First Supplemental Indenture and the Notes.

3.	Method of Payment.

The Issuer shall pay interest on the Notes (except Defaulted Interest) to the Persons who are the registered Holders at the close of business on the Regular Record Date immediately preceding the applicable Interest Payment Date. The Issuer shall pay principal, premium, if any, and interest in such coin or currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts. Payments in respect of a Global Security (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depositary. Payments in respect of Notes in definitive form (including principal, premium, if any, and interest) will be made at the office or agency of the Issuer maintained for such purpose within The City of New York, which initially will be Wells Fargo Bank, National Association at Corporate Trust, Municipal & Escrow Solutions, 150 East 42nd Street, 40th Floor, New York, New York 10017, or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders on the relevant Regular Record Date at their addresses set forth in the Debt Security Register of Holders or at the option of the Holder, payment of interest on the Notes in definitive form will be made by wire transfer of immediately available funds to any account maintained in the United States, provided such Holder has requested such method of payment and provided timely wire transfer instructions to the paying agent. The Holder must surrender Notes to a paying agent to collect payment of principal.

4.	Paying Agent and Registrar.

Initially, Wells Fargo Bank, National Association will act as paying agent and Registrar. The Issuer may change any paying agent or Registrar at any time upon notice to the Trustee and the Holders. The Issuer may act as paying agent.

5.	Indenture.

The Notes are one of a duly authorized issue of Debt Securities of the Issuer issued, or to be issued, under the Indenture, dated as of October 4, 2004 (the “Original Indenture”) among Enterprise Products Operating L.P., as issuer (the “Original Issuer”), Enterprise Products Partners L.P., as parent guarantor (the “Parent Guarantor”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended and supplemented by each of (i) the Tenth Supplemental Indenture thereto dated as of June 30, 2007 (the “Tenth Supplemental Indenture”), among the Original Issuer, the Issuer, the Parent Guarantor and the Trustee, whereby the Issuer assumed the obligations of the Original Issuer under the Original Indenture and the Debt Securities issued thereunder, and (ii) the Thirty-First Supplemental Indenture thereto dated as of February 15, 2018 (the “Thirty-First Supplemental Indenture”), among the Issuer, the Parent Guarantor and the Trustee, providing for the issuance of Debt Securities of the series whose designation appears on the face hereof. The Original Indenture, as amended and supplemented by each of the Tenth Supplemental Indenture and the Thirty-First Supplemental Indenture, and as may be further duly amended and supplemented in accordance with the terms thereof in relation to the Notes, is referred to herein as the “Indenture.” Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Indenture.

The terms of the Notes include those stated in the Indenture, those made part of the Indenture by reference to the TIA, as in effect on the date of the Thirty-First Supplemental Indenture, and those terms stated in the Thirty-First Supplemental Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of them. The Notes are junior subordinated obligations of the Issuer and are not secured by any of the assets of the Issuer.

6.	Denominations; Transfer; Exchange.

The Notes are to be issued in registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may register the transfer of, or exchange, Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

7.	Person Deemed Owners.

The registered Holder of a Note may be treated as the owner of it for all purposes.

8.	Amendment; Supplement; Waiver.

Subject to certain exceptions, the Indenture may be amended or supplemented, and any existing Event of Default or compliance with any provision may be waived, with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected. Without consent of any Holder of Notes, the parties thereto may amend or supplement the Indenture to, among other things, cure any ambiguity or omission, to correct any defect or inconsistency, or to make any other change that does not adversely affect the rights of any Holder of the Notes. Any such consent or waiver by the Holder of Notes (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Note and any Notes that may be issued in exchange or substitution herefor, irrespective of whether any notation thereof is made upon this Note or such other Note or Notes.

9.	Defaults and Remedies.

Certain events of bankruptcy, insolvency or reorganization involving the Issuer or the Parent Guarantor are Events of Default that will result in the principal amount of the Notes, together with accrued and unpaid interest thereon, becoming due and payable immediately upon the occurrence of such Events of Default. If any other Event of Default with respect to the Notes occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then Outstanding may declare the principal amount of all the Notes, together with accrued and unpaid interest thereon, to be due and payable immediately in the manner and with the effect provided in the Indenture. Notwithstanding the preceding sentence, however, at any time after such a declaration of acceleration has been made, the Holders of a majority in principal amount of the Outstanding Notes, by written notice to the Trustee, may rescind such declaration and annul its consequences if the rescission would not conflict with any judgment or decree of a court already rendered and if all Events of Default with respect to the Notes, other than the nonpayment of the principal, premium, if any, or accrued and unpaid interest that has become due solely by such declaration of acceleration, shall have been cured or shall have been waived. No such rescission shall affect any subsequent default or shall impair any right consequent thereon. Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity or security satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Notes then Outstanding may direct the Trustee in its exercise of any trust or power with respect to the Notes.

Upon the occurrence and continuance of a Default, the Trustee and the holders of the Notes shall have the same rights and remedies, and shall be subject to the same limitations, restrictions, protections and exculpations, and the Issuer will be subject to the same obligations and restrictions, in each case, as would apply if such Default were an Event of Default or an event that after notice or lapse of time or both would become an Event of Default; provided that the principal of and accrued and unpaid interest on the Notes may not be declared immediately due and payable by reason of the occurrence and continuation of a Default, and any notice of declaration or acceleration based on such Default shall be null and void with respect to the Notes; provided, further that in case a Default has occurred and is continuing, the Trustee shall not be subject to the requirement to exercise, with respect to the Notes, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs, unless an Event of Default has occurred and is continuing.

10.	Trustee Dealings with Issuer.

The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates or any subsidiary of the Issuer’s Affiliates, and may otherwise deal with the Issuer or its Affiliates as if it were not the Trustee.

11.	Authentication.

This Note shall not be valid until the Trustee signs the certificate of authentication on the other side of this Note.

12.	Abbreviations and Defined Terms.

Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (tenant in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (Custodian), and U/G/M/A (Uniform Gifts to Minors Act).

13.	CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the accuracy of such number as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

14.	Absolute Obligation.

No reference herein to the Indenture and no provision of the Notes or the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on the Notes in the manner, at the respective times, at the rate and in the coin or currency therein and herein prescribed.

15.	No Recourse.

None of the General Partner, the general partner of the Parent Guarantor, any other partner of, or other Person that owns an equity interest directly or indirectly in, the Issuer, the Parent Guarantor, or such general partners or any of their respective past, present or future directors, managers, officers, employees, agents, members or partners, as such, shall have any liability for any obligations of any Guarantor or the Issuer under the Notes, the Indenture or any Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting the Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

16.	Ranking.

The Notes rank junior and subordinate in rank and priority of payment to all of the Issuer’s Senior Indebtedness as more fully provided in Article XII of the Indenture and Article VI of the Thirty-First Supplemental Indenture. The Notes are equal in rank and right of payment in all respects and are pari passu with the Notes and the Issuer’s Existing Subordinated Notes.

17.	Optional Redemption.

The Notes are subject to redemption prior to final maturity at the redemption price and in the manner provided in the Indenture, including, but not limited to, the Thirty-First Supplemental Indenture.

18.	Governing Law.

The Notes shall be governed by and construed in accordance with the laws of the State of New York.

19.	Guarantee.

Subject to Article XII of the Indenture and Articles VI and VII of the Thirty-First Supplemental Indenture, the Notes are fully and unconditionally guaranteed on an unsecured and junior subordinated basis by the Parent Guarantor. The Parent Guarantor’s obligations under the Guarantee rank junior and subordinate in rank and priority of payment to all of the Parent Guarantor’s Senior Indebtedness. The Parent Guarantor’s obligation under the Guarantee is equal in rank and right of payment in all respects and is pari passu with the Parent Guarantor’s guarantee of the Issuer’s Existing Subordinated Notes.

20.	Reliance.

Each Holder of Notes by its acceptance hereof acknowledges that (a) such Holder has acquired such Notes in reliance upon the separateness of the Issuer, the Parent Guarantor, the General Partner and the general partner of the Parent Guarantor from one another and from any other Persons, including any Affiliates thereof, (b) the Issuer, the Parent Guarantor, the General Partner and the general partner of the Parent Guarantor have assets and liabilities that are separate from those of one another and from those of other persons, including any Affiliates thereof, (c) such and other obligations owing under such Notes have not been guaranteed by any Person, other than the Parent Guarantor and only to the extent explicitly set forth herein, and (d) except as other Persons may expressly assume or guarantee any of such Notes or obligations thereunder, the Holders of such Notes shall look solely to the Issuer and its property and assets for the payment of any amounts payable pursuant to such Notes and for satisfaction of any obligations owing to the Holders of such Notes.

NOTATION OF GUARANTEE

The Parent Guarantor (which term includes any successor Person under the Indenture), has fully, unconditionally and absolutely guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture, the due and punctual payment of the principal of, and premium, if any, and interest on the Notes and all other amounts due and payable under the Indenture and the Securities by the Issuer.

The obligations of the Parent Guarantor to the Holders of the Notes and to the Trustee pursuant to its Guarantee and the Indenture are expressly set forth in Article XIV of the Indenture, and are subject to the provisions of Article XII of the Indenture and Articles VI and VII of the Thirty-First Supplemental Indenture, and reference is hereby made to the Indenture for the precise terms of the Guarantee.

ENTERPRISE PRODUCTS PARTNERS L.P

By:	ENTERPRISE PRODUCTS HOLDINGS LLC, its General Partner

By:
Name:
Title:

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	– as tenants in common	UNIF GIFT MIN ACT –
(Cust.)
TEN ENT	– as tenants by entireties	Custodian for:
(Minor)
JT TEN	– as joint tenants with right of	under Uniform Gifts to
	survivorship and not as tenants	Minors Act of
	in common		(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

Please print or type name and address including postal zip code of assignee the within Debt Security and all rights thereunder, hereby irrevocably constituting and appointing to transfer said Debt Security on the books of the Issuer, with full power of substitution in the premises.

Dated
Registered Holder

SCHEDULE OF INCREASES OR DECREASES

IN GLOBAL SECURITY1

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease (or increase)	Signature of authorized officer of Trustee or Depositary

[1]	To be included in a Book-Entry Note